EXHIBIT 10.18

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AMENDMENT (this “Amendment”) dated as of November 5, 2003 by and between QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Company”) and Ron Wooten (“Executive”).

          WHEREAS, the Company and Executive have entered into that certain Executive Employment Agreement, dated as of July 25, 2000 (the “Agreement”); and

          WHEREAS, the Company and Executive desire to amend the Agreement to reflect the acquisition of the Company by Pharma Services Holding, Inc., a Delaware Corporation (“Pharma”) pursuant to that certain Agreement and Plan of Merger, dated as of April 10, 2003 by and among the Company, Pharma and Pharma Services Acquisition Corp., a North Carolina corporation and wholly-owned subsidiary of Pharma.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements and the representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Agreement shall be amended as follows, effective upon, and only upon, the Executive’s execution hereof prior to November 17, 2003:

1.     Section 2 of the Agreement shall be amended by addition the following to the end of the first paragraph thereof:

        Executive shall also serve, without additional compensation, in such other officer and director positions of Affiliates to which he may be appointed.

2.     Section 3.1 of the Agreement shall be amended to replace “$16,666.67” with “$33,333.33”, effective as of the Change in Control (as defined in Section 12.1).

3.     Section 3.2 of the Agreement shall be amended to read as follows:

3.2 Annual Cash Bonus Plan. Executive may participate on a basis commensurate with his position as a senior executive officer, as determined by the Company, in the Company’s annual cash bonus plan which may be made available from time to time to Company executives; provided, however, that Executive’s participation is subject to the applicable terms, conditions and eligibility requirements of the plan documents, some of which are within the plan administrator’s discretion, as they may exist from time to time.

4.     Section 5.2 shall be amended to read as follows:

          5.2 If the Company terminates Executive’s employment pursuant to Section 4.1 (notice of non-renewal) or 4.2 (without cause), or if Executive terminates Executive’s employment pursuant to Section 4.4 (breach of Agreement), then the Company’s sole obligation to Executive, in lieu of any other damages or other relief to which he otherwise may be entitled, shall be to pay: (i) amounts due on the effective date of the termination; (ii) any amounts subsequently due pursuant to the plan described in Section 3.2; and (iii) subject to Executive’s compliance with Sections 6, 7, 8 and 9 and subject to Sections 3.7 and 5.6 (release), 36 monthly payments, where each payment equals the sum of (A) Executive’s monthly rate of base salary in effect at the time of such termination, plus (B) the annual cash bonus that would have been paid to Executive pursuant to the plan described in Sections 3.2 for the fiscal year in which termination occurs, assuming achievement of performance objectives at target level, divided by 12 (less applicable withholdings).

5.     The first sentence of Section 5.3 of the Agreement shall be amended by adding “(but in no event after the date the Executive becomes eligible for comparable coverage)” immediately after the reference to Section 5.2.

6.     Section 5.5 of the Agreement shall be deleted in its entirety and labeled “[Reserved]”.

7.     Section 12.1 of the Agreement shall be amended to read as follows:

12.1 For purposes of this Agreement, a “Change in Control” shall mean the consummation of the transactions pursuant to that certain Agreement and Plan of Merger, dated as of April 10, 2003, as amended, by and among the Company, Pharma Services Holding, Inc., a Delaware corporation (“Pharma”), and Pharma Services Acquisition Corp., a North Carolina corporation and wholly-owned subsidiary of Pharma (as such agreement may be amended from time to time, the “Merger Agreement”).

8.     Section 12.2 of the Agreement shall be deleted in its entirety and labeled “[Reserved]”.

9.     Section 12.3 of the Agreement shall be replaced with the following:

12.3 Bonus. As soon as practicable following the occurrence of the Change in Control, Executive shall be entitled to a cash bonus equal to $200,000, less applicable withholdings. Such bonus shall not be taken into account for purposes of determining any entitlement pursuant to Section 5.2.

10.     Section 12.4 of the Agreement shall be amended by deleting subsection (B) thereof, and by adding the following to the end of subsection (A):

Executive acknowledges that all unexercised Options will be cancelled upon the Change in Control, including without limit those with an exercise price per share greater than or equal to $14.50, and will be treated in the manner described in Section 2.9 of the Merger Agreement.

11.     Subsection (B) of Section 12.5 of the Agreement shall be amended to read as follows:

(B) The Company will determine whether a Gross-Up Payment is required pursuant to this Agreement and the amount thereof (the “Determination”). If it is subsequently determined by the Internal Revenue Service (“IRS”) on audit that Executive is in fact subject an Excise Tax larger than that on which the Company based its Determination, then the Company shall recalculate the Gross-Up Payment and pay to Executive the additional amount required. The Company, at its cost, may, on Executive’s behalf, challenge any assessment or imposition of any Excise Tax by the IRS, and Executive will assist and cooperate with the Company with respect to any such challenge. Should Executive receive a refund of any Excise Tax previously paid, Executive shall repay to the Company the portion of any Gross-Up Payment made in respect of the Excise Tax so refunded. Executive will, with respect to the applicability of the Excise Tax, take a position consistent with that of the Company at all times.

12.     Section 15 of the Agreement shall be amended to read as follows:

              15. ENTIRE AGREEMENT. This Agreement, along with three letters from Pharma to Executive, one dated September 12, 2003 relating to the acquisition of stock of Pharma by rollover, and two dated October 30, 2003 relating to the acquisition of stock under the Pharma Stock Incentive Plan (collectively, the “Pharma letters”), (i) supersede all other understandings, offers and agreements, oral or written, between or among Executive, Pharma, the Company or any of their affiliates; and (ii) constitute the sole agreement between or among Executive, Pharma and the Company with respect to employment, compensation (including equity compensation) and benefits. Executive acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Pharma letters; and (ii) no agreement, statement or promise not contained in this Agreement or the Pharma letters shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

13.     A new Section 19 shall be added to the Agreement to read as follows:

              19. TAX WITHHOLDING. The Company shall have the right to deduct and withhold such amounts form any payment made hereunder as may be necessary to enable the Company to satisfy any applicable withholding obligation imposed by law.

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by Executive and by a duly authorized officer of the Company as of the date and year first above written.

By:	QUINTILES TRANSNATIONAL CORP.

/s/ John S. Russell
Name: John S. Russell
Title:

/s/ Ron Wooten

Ron Wooten

4